Exhibit 99.VOTEREG

Proxy Voting Policy and Procedures

The Nomura Alternative Income Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Nomura Capital Management LLC (the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

1.	Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

2.	Disclosure of Proxy Voting Policy and Procedure in the Fund’s Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR filed with the Securities and Exchange Commission (“SEC”) a summary of the Proxy Policy used to determine how proxies are voted relating to securities held in the portfolio. In lieu of including a summary of policies and procedures, the Fund may include the policies and procedures in full.

3.	Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

4.	Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser and Fund CCOs are responsible for the following:

•	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted. At least annually, the Adviser will provide a summary of the material changes to their Proxy Policies. These changes, and a redlined copy of such Proxy Policies, as applicable, shall be provided to the Board and to the Fund CCO.

•	Providing a summary of the material changes to a proxy policy during the period covered by the Adviser CCO’s annual compliance report to the Board and to the Fund CCO, and a redlined copy of such Proxy Policy as applicable.

•	On a quarterly basis, the Fund CCO will request confirmation from the Adviser that any proxy votes for the Fund were handled in compliance with the Proxy Policies.

5.	Review Responsibilities

The Adviser may retain a third-party proxy-voting service to coordinate, collect, and maintain all proxy-related information. If the Adviser retains a third-party proxy-voting service, the Adviser will inquire with the service provider to confirm, at least annually, that any proxy votes for the Fund were voted in compliance with the Proxy Policy. Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

The Fund shall make available to shareholders, on its website and upon request, the record of how the Fund voted proxies relating to portfolio securities held by the Fund.

6.	Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser and may be maintained through a third-party proxy voting service.

Adopted: January 30, 2023

Last amended: December 16, 2024